Exhibit 99.1

            California Pizza Kitchen to Present at the Thomas Weisel Partners Consumer Conference and RBC Capital Markets Consumer Conference

    LOS ANGELES--(BUSINESS WIRE)--Sept. 22, 2004--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the Thomas Weisel Partners Consumer Conference in New York, NY on Tuesday, September 28, 2004 at 2:05 p.m. EDT and the RBC Capital Markets Consumer Conference in Orlando, FL on Wednesday, October 6, 2004 at 2:00 p.m. EDT.
    Interested parties can listen to an audio webcast of the Thomas Weisel Partners and RBC Conference presentations by going to www.cpk.com. The replay of the presentations will be available by the end of the day and will be archived for thirty days.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $11.84. The chain operates, licenses or franchises 169 restaurants as of September 22, 2004, of which 140 are company-owned and 29 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000